EXHIBIT 10.19

AMENDMENT TO THE PRE-2008

NONQUALIFIED DEFERRED COMPENSATION PLANS

OF

AMERICAN EXPRESS COMPANY

(Adopted effective January 1, 2009)

WHEREAS, American Express Company (the “Company”) maintains the NQDC Plans (as defined in Section 1.1(1)); and

WHEREAS, the NQDC Plans have remaining Participant (as defined in Section 1.1(m)) balances, but do not allow for any future deferrals thereunder; and

WHEREAS, the Participant balances under the NQDC Plans consist of amounts that were earned and vested on or before December 31, 2004 (the “Grandfathered Amounts”), and amounts that either vested on or after January 1, 2005, or will vest in the future (the “Non-Grandfathered Amounts”); and

WHEREAS, the Participants have previously made Elections (as defined in Section 1.1(i)) under the Prior NQDC Plans (as defined in Section 1.1(p));

WHEREAS, the Company desires to amend the NQDC Plans with respect to the Non-Grandfathered Amounts to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”); and

WHEREAS, the Company desires to preserve the exemption from Section 409A of Grandfathered Amounts, but to provide for two designated permissible payment dates each year for amounts that are payable pursuant to the existing terms of the NQDC Plans;

NOW, THEREFORE, the Company hereby adopts the following amendments to the NQDC Plans, effective January 1, 2009:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Amendment, unless the context clearly indicates otherwise, the following terms shall have the meanings provided thereto by this Section 1.1:

(a) “Amendment” means this Amendment to the Pre-2008 Nonqualified Deferred Compensation Plans of American Express Company, as amended from time to time.

(b) “Amounts” means the Grandfathered Amounts and the Non-Grandfathered Amounts, collectively.

(c) “Beneficiary” means the individual or entity designated by a Participant in accordance with the NQDC Plans or Section 5.4 to receive the Participant’s Amounts in the event of the Participant’s death.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” has the meaning given such term in the Supplemental Retirement Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation and Benefits Committee of the Board, or such successor committee as may be designated by the Board. References to the “Committee” include any person to whom the Compensation and Benefits Committee has delegated its authority.

(h) “Disability,” for purposes of the Non-Grandfathered Amounts, has the meaning given such term by Section 409A. Whether a Participant has a Disability shall be determined in accordance with Section 409A and the Policy.

(i) “Election” means a Participant’s deferral election under a NQDC Plan for a given year, specifying the time and form of payment of the Participant’s Amounts for that year.

(j) “Material Modification” has the meaning given such term by Internal Revenue Service Notice 2005-1.

(k) “Moody’s A Rate” means, for a calendar year, the average corporate bond yield rate for such calendar year, as announced by Moody’s Investor Services for borrowers rated “A.”

(l) “NQDC Plans” means the 1981 Bonus Deferral, the 1985 Career Investment Option, the 1986 Salary Deferral Plan, the 1986 Salary Deferral Plan (T-bill plan), the 1987 Q Plan, the 1987 Salary Deferral Plan, the 1987 Executives’ Incentive Compensation Plan, the 1988 Salary Deferral Plan, the 1988 Senior Management Incentive Plan Deferral Guide, the 1989 Salary Deferral Plan, the 1989 Senior Management Incentive Plan Deferral, the 1990 Salary/Bonus Deferral Program, the 1991 Salary/Bonus Deferral Program, the 1992 Salary/Bonus Deferral Program, the 1993 SMIP Salary and Bonus Deferral Program, the 1994 Pay-for-Performance Deferral Program, the 1995 Pay-for-Performance Deferral Program, the 1996 Pay-for-Performance Deferral Program, the 1997 Pay-for-Performance Deferral Program, the 1998 Pay-for-Performance Deferral Program, the 1998 Senior Management Incentive Plan Deferral Guide, the 1999 Pay-for-Performance Deferral Program, the 1999 Pay-for-Performance Supplemental Deferral Program, the 2000 Pay-for-Performance Deferral Program, the 2001 Pay-for-Performance Deferral Program, the 2002 Pay-for-Performance Deferral Program, the 2003 Pay-for-Performance Deferral Program, the 2004 Pay-for-Performance Deferral Program, the 2005 Pay-for-Performance Deferral Program, the 2006 Pay-for-Performance Deferral Program, the 2007 Pay-for-Performance Deferral Program, and each other elective nonqualified deferred compensation plan of the Company (other than the Supplemental Retirement Plan) adopted by the Company prior to January 1, 2009.

(m) “Participant” means an individual who has accrued benefits under the NQDC Plans.

(n) “Person,” for purposes of the Non-Grandfathered Amounts, has the meaning given such term in the definition of “Change in Control” under the Supplemental Retirement Plan.

(o) “Policy” means the American Express Section 409A Compliance Policy, as amended from time to time, and any successor policy thereto.

(p) “Prior NQDC Plans” means the NQDC Plans and the terms thereof as in effect on October 3, 2004, or for a NQDC Plan adopted after such date, as of the date of adoption of such NQDC Plan.

(q) “Retirement,” for purposes of the Non-Grandfathered Amounts, means a voluntary Separation from Service by a Participant who is Retirement Eligible on the date of such Separation from Service.

(r) “Retirement Eligible” means, with respect to a Participant, he is age 55 or older with ten or more actual or deemed years of service with the Company.

(s) “Separation from Service,” for purposes of the Non-Grandfathered Amounts, has the meaning given such term by Section 409A. Whether a Participant has a Separation from Service shall be determined in accordance with Section 409A and the Policy.

(t) “Severance Plan” means, collectively, (A) the American Express Senior Executive Severance Plan, effective January 1, 1994, as amended and restated effective January 1, 2009, and as further amended from time to time, and any successor plan thereto, and (B) the American Express Severance Pay Plan, effective January 1, 1987, as amended and restated effective January 1, 2009, and as further amended from time to time, and any successor plan thereto.

(u) “Supplemental Retirement Plan” means the American Express Supplemental Retirement Plan, as amended and restated effective January 1, 2009, and as further amended from time to time.

(v) “Unforeseeable Emergency,” for purposes of the Non-Grandfathered Amounts, means a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Section 152 of the Code, without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances and in accordance with Section 409A.

ARTICLE 2

GRANDFATHERED AMOUNTS

2.1 Effect of this Amendment. The maintenance of the accounts or subaccounts for Grandfathered Amounts, the earnings crediting thereon and the other terms applicable thereto shall continue to be governed by the respective Prior NQDC Plans. In addition, except as otherwise provided by this Article 2, the payment of a Participant’s Grandfathered Amounts shall be made in accordance with the terms of the respective Prior NQDC Plans and the Participant’s respective Elections thereunder. This Amendment is intended not to cause a Material Modification to the NQDC Plans, and shall be interpreted, operated and administered consistent with this intent. In the event that it is subsequently determined that the changes made by this Section 2.1 or other provisions of this Amendment would constitute a Material Modification to the Grandfathered Amounts under the NQDC Plans, then this Article 2 or the other provisions that constitute such a Material Modification shall be null and void and of no further effect.

2.2 Form of Payment. Payment of a Participant’s Grandfathered Amounts under the NQDC Plans shall be made in a lump sum or in a specified number of annual installments, in accordance with the terms of the respective Prior NQDC Plans and the Participant’s respective Elections thereunder.

2.3 Time of Payment.

(a) Except as otherwise provided by Section 2.3(b), payment of a Participant’s Grandfathered Amounts under the NQDC Plans shall be made in accordance with the terms of the respective Prior NQDC Plans and the Participant’s respective Elections thereunder.

(b) In order to reduce the Company’s administrative expenses in maintaining the NQDC Plans, and pursuant to the Company’s authority under the Prior NQDC Plans, the payment of a Participant’s Grandfathered Amounts pursuant to the terms of the respective Prior NQDC Plans and the Participant’s respective Elections thereunder are hereby changed as follows:

(i) If a Participant designated a specified date as the time when his Grandfathered Amounts under a NQDC Plan are to be paid, and another applicable payment event under the applicable Prior NQDC Plan has not occurred as of the specified date, then payment of the such Grandfathered Amounts shall be made (or commence, in the case of installment payments) on the first March 15 or September 15 following the specified date (or if the Participant designated March 15 or September 15 as the specified date, payment shall be made or commence on such specified date), or as soon thereafter as administratively feasible.

(ii) For payments of Grandfathered Amounts as a result of a Participant’s “separation from service,” “termination of employment” or similar event under the Prior NQDC Plans and the Participant’s respective Elections, payment shall be made (or commence, in the case of installment payments) on the first March 15 or September 15 which is at least six months following the occurrence of such event, or as soon thereafter as administratively feasible. Whether a Participant has a “separation from service,” “termination of employment” or similar event for purposes of the NQDC Plans shall be determined in accordance with the Prior NQDC Plans and the Company’s prior practices thereunder.

2.4 Changes to Time and Form of Payment. A Participant is not allowed to change his existing Elections under the NQDC Plans. The Company may further modify the time and form of payment of Grandfathered Amounts under the NQDC Plans so long as such modification would not be treated as a Material Modification to the NQDC Plans.

2.5 Exemption from Section 409A. The payment of the Grandfathered Amounts under the NQDC Plans is intended to be exempt from the requirements Section 409A as amounts that were earned and vested on or before December 31, 2004 under an arrangement as in effect on October 3, 2004, and this Amendment and the NQDC Plans shall be interpreted, operated and administered consistent with this intent.

ARTICLE 3

NON-GRANDFATHERED AMOUNTS

3.1 Effect of this Amendment. Except as otherwise provided by this Article 3, the maintenance of the accounts or subaccounts for Non-Grandfathered Amounts under the NQDC Plans and the earnings crediting thereon shall continue to be governed by the terms of the respective Prior NQDC Plans to the extent such treatment would not cause a violation of Section 409A.

3.2 Specified Date Elections. If a Participant designated a specified date as the time when his Non-Grandfathered Amounts under a NQDC Plan are to be paid, and the Participant has not had a Separation of Service as of the specified date, then payment of the such Non-Grandfathered Amounts shall be made as follows: (A) if the Participant elected a lump-sum payment of such Non-Grandfathered Amounts, it shall be made on the first March 15 or September 15 following the specified date (or if the Participant designated March 15 or September 15 as the specified date, payment shall be made on such specified date), or as soon thereafter as administratively feasible, but in no event later than 90 days; and (B) if the Participant elected annual installment payments of such Non-Grandfathered Amounts, it shall begin on the first March 15 or September 15 following the specified date (or if the Participant designated March 15 or September 15 as the specified date, payment shall begin on such specified date), or as soon thereafter as administratively feasible, but in no event later than 90 days, and shall continue on each March 15 (or as soon thereafter as administratively feasible, but in no event later than 90 days) thereafter for the period selected by the Participant. If a Participant who is to receive or has begun receiving payments in annual installments under this Section 3.2 experiences a Separation from Service before having received all of the annual installments to which the Participant is entitled, then if the Participant is Retirement Eligible at the time of his Separation from Service, the Participant shall receive or continue to receive the remaining annual installment payments as scheduled, and if the Participant is not Retirement Eligible at the time of his Separation from Service, then the remaining installments shall be paid to the Participant in a lump sum pursuant to Section 3.3(b).

3.3 Separation from Service. If a Participant has a Separation of Service, regardless of whether the Participant designated a later specified date as the time when his Non-Grandfathered Amounts are to be paid, then:

(a) If a Participant is Retirement Eligible at the time of his Separation from Service, then payment of the Participant’s Non-Grandfathered Amounts shall be made as follows: (A) if the Participant elected a lump-sum payment of his Non-Grandfathered Amounts, payment of such Non-Grandfathered Amounts shall be made on the first March 15 or September 15 which is at least six months following the Participant’s Separation from Service for any reason from the Company, or as soon thereafter as administratively feasible, but in no event later than 90 days; and (B) if the Participant elected annual installment payments of his Non-Grandfathered Amounts, payment of such Non-Grandfathered Amounts shall begin on the first March 15 or September 15 which is at least six months following the Participant’s Separation from Service for any reason from the Company, or as soon thereafter as administratively feasible, but in no event later than 90 days, and shall continue on each March 15 (or as soon thereafter as administratively feasible, but in no event later than 90 days) thereafter for the period selected by the Participant. A Participant who has experienced a Separation from Service and has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of his Separation from Service, even if later re-employed by the Company.

(b) If a Participant is not Retirement Eligible at the time of his Separation from Service, then regardless of the Participant’s Elections, payment of all of the Participant’s Non-Grandfathered Amounts shall be made in a lump sum on the first March 15 or September 15 which is at least six months following the Participant’s Separation from Service, or as soon thereafter as administratively feasible, but in no event later than 90 days.

3.4 Death. Upon a Participant’s death, payment of the Participant’s Non-Grandfathered Amounts shall be made to the Participant’s Beneficiary or Beneficiaries designated to receive the Participant’s Amounts. If a Participant dies while still actively employed by the Company, the payment of his Non-Grandfathered Amounts shall be made as a single lump-sum payment on the first March 15 or September 15 which is at least six months following the Participant’s death, or as soon thereafter as administratively feasible, but in no event later than 90 days. If a Participant elects annual installment payments and dies after such installment payments have commenced, any remaining installment payments shall be made to the Participant’s Beneficiary or Beneficiaries as a single lump-sum payment on the first March 15 or September 15 which is at least six months following the Participant’s death, or as soon thereafter as administratively feasible, but in no event later than 90 days.

3.5 Disability. In the event of the Disability of a Participant, payment of the Participant’s Non-Grandfathered Amounts shall be made as follows: (a) if the Participant elected a lump-sum payment of his Non-Grandfathered Amounts, payment of such Non-Grandfathered Amounts shall be made on the first March 15 or September 15 which is at least six months following the Participant’s date of Disability, or as soon thereafter as administratively feasible, but in no event later than 90 days; and (b) if the Participant elected annual installment payments of his Non-Grandfathered Amounts, payment of such Non-Grandfathered Amounts shall begin on the first March 15 or September 15 which is at least six months following the

Participant’s date of Disability, or as soon thereafter as administratively feasible, but in no event later than 90 days, and shall continue on each March 15 (or as soon thereafter as administratively feasible, but in no event later than 90 days) thereafter for the period selected by the Participant for such Amounts.

3.6 Unforeseen Emergency. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of his Non-Grandfathered Amounts. The payout, if any, shall not exceed the lesser of (a) the Participant’s vested Non-Grandfathered Amounts, or (b) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout to the extent that the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of a deferral election, if any, under an elective nonqualified deferred compensation plan of the Company. If the Committee, in its sole discretion, approves a Participant’s petition for payout, such payout shall be made in a lump sum on the date on which such approval occurs, or as soon as administratively feasible thereafter, but in no event later than 90 days. At the time of its determination, and to the extent permissible by Section 409A, the Committee shall determine how any payment under this Section 3.6 will be applied against the Participant’s Non-Grandfathered Amounts and the Participant’s account and subaccounts under the NQDC Plans.

3.7 Effect of Change in Control. This Section 3.7 shall apply in the event of a Change in Control.

(a) Limitation on Amendments. Effective immediately upon a Change in Control, neither the Company nor any successor thereto may amend this Section 3.7 without the written consent of each Participant or Beneficiary affected by such amendment.

(b) Rabbi Trust. To the extent permitted by Section 409A without excise tax or penalty, effective immediately upon a Change of Control, each Participant’s Non-Grandfathered Amounts shall be maintained in a trust (the “Trust”) established by the Company for this purpose and the Company shall transfer to the Trust an amount sufficient to fund the entire value of each Participant’s Non-Grandfathered Amounts. The Trust is intended to be classified for federal income tax purposes as a “grantor trust” within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code.

(c) Earnings. Notwithstanding Section 3.1, effective immediately upon a Change in Control, (i) the applicable annual crediting rate for Non-Grandfathered Amounts under the NQDC Plans for the calendar year in which the Change in Control occurs and the immediately following calendar year shall be no less than nine percent, and the applicable annual crediting rate for the second calendar year immediately following the calendar year in which the Change in Control occurs and each calendar year thereafter shall be no less than the Moody’s A Rate for such calendar year.

(d) Separation from Service Following Change in Control. If a Participant who is eligible to receive lump-sum severance under the Severance Plan experiences a Separation from Service within the two-year period following a Change in Control, and the Participant would have become Retirement Eligible during the serial severance period for which the Participant would have been eligible in a non-Change-in-Control situation, then upon such Separation from Service, the Participant shall immediately become 100 percent vested in the earnings on his Non-Grandfathered Amounts as if the Participant were Retirement Eligible on the date of the Separation from Service.

(e) Tax Gross-Up.

(i) In the event that any payment or benefit of Non-Grandfathered Amounts received or to be received by a Participant hereunder in connection with a Change in Control or termination of such Participant’s employment (such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter referred to collectively as the “Payments”), will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then (A) in the case of a Participant who is classified in Band 70 (or its equivalent) or above immediately prior to such Change in Control (a “Tier 1 Employee”), the Company shall pay to such Tier 1 Employee, within five days after the expiration of the written-statement period referred to in Section 3.7(e)(iv), an additional amount (the “Gross-Up Payment”) such that the net amount retained by such Tier 1 Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments and (B) in the case of a Participant other than a Tier 1 Employee, the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Participant may elect in writing to have other components of his Total Payments reduced prior to any reduction in the Payments hereunder.

(ii) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (A) all payments and benefits received or to be received by the Participant in connection with such Change in Control or the termination of such Participant’s employment, whether pursuant to the terms of this Amendment, the NQDC Plans or any other plan, arrangement or agreement with the Company, any Person whose actions result in such Change in Control or any Person affiliated with the company or such Person (all such payments and benefits, excluding the Gross-Up Payment and any similar gross-up payment to which a Tier 1 Employee may be entitled under any such other plan, arrangement or agreement, being hereinafter referred to as the “Total Payments”), shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(2)(A) or Section 280G(b)(4)(A) of the Code; (B) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (C) all “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(g)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the excise Tax; and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining the amount of the Gross-Up Payment in respect of a Tier 1 Employee and whether any Payments in respect of a Participant (other than a Tier 1 Employee) shall be reduced, a Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Participant’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Gross-Up Payment is to be made (in the case of a Tier 1 Employee) or in which the Payments are made (in the case of a Participant other than a Tier 1 Employee). The Firm will be paid reasonable compensation by the Company for its services.

(iii) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the “Excess Amount”) will be deemed for all purposes to be a loan to the Tier 1 Employee made on the date of the Tier 1 Employee’s receipt of such Excess Amount, which the Tier 1 Employee will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the Section 1274 Rate from the date of the Tier 1 Employee’s receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), within five business days of such determination, the Company will pay to the Tier 1 Employee an additional amount, together with interest thereon from the date such additional amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). The Tier 1 Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the amount of any Gross-Up Payment.

(iv) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, the Company shall provide to each Tier 1 Employee and to each other Participant with respect to whom it is proposed that Payments be reduced, a written statement setting forth the manner in which the Total Payments in respect of such Tier 1 Employee or other Participant were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

3.8 Installment Amounts. If a Participant will receive payment of his Non-Grandfathered Amounts in annual installment payments, each annual installment payment shall be determined by multiplying the portion of the Non-Grandfathered Amounts to be paid in installments by a fraction, the numerator of which is one, and the denominator is the number of remaining payments (e.g., if the Participant is to receive payment of Non-Grandfathered Amounts in five installments, the first annual installment payment would be the amount of the Participant’s Non-Grandfathered Amounts multiplied by 1/5, the second annual installment payment would be the remaining amount of such Non-Grandfathered Amounts multiplied by 1/4, etc.).

3.9 Changes to Time and Form of Payment. Participants are not allowed to change their Elections under the NQDC Plans. The Company may modify the time and form of payment of Non-Grandfathered Amounts under the NQDC Plans so long as such modification is made in writing and the modification complies with Section 409A, including the requirements regarding: (a) a minimum additional deferral period for such Non-Grandfathered Amounts of five years; (b) the modification not being effective until 12 months after it is made; and (c) the modification being made at least 12 months prior to the first scheduled payment of the Non-Grandfathered Amounts.

3.10 Payment Limited to Vested Amount. The payment of a Participant’s Non-Grandfathered Amounts under the NQDC Plans and this Article 3 shall be limited to a Participant’s vested portion of his Non-Grandfathered Amounts at the time of distribution. Any non-vested portion of a Participant’s Non-Grandfathered Amounts shall be forfeited.

3.11 Company Offset. Notwithstanding anything in this Amendment to the contrary, to the maximum extent permissible by Section 409A and applicable law, any Non-Grandfathered Amount otherwise due or payable under this Amendment or the NQDC Plans may be forfeited, or its payment suspended, at the discretion of the Committee, to apply toward or recover any claim the Company may have against the Participant, including but not limited to, for the enforcement of Amex’s Detrimental Conduct provisions under its long-term incentive award plan, to recover a debt to the Company or to recover a benefit overpayment under a Company benefit plan or program. No amounts shall be offset against a Participant’s Non-Grandfathered Amounts prior to the date on which the offset amounts would otherwise be distributed to the Participant unless otherwise permitted by Section 409A. An offset shall be made only to the extent and in the manner permitted by the Policy.

3.12 Withholding. The Company shall be entitled to deduct from any payment of Non-Grandfathered Amounts under this Amendment or the NQDC Plans, regardless of the form of such payment, the amount of all applicable income and employment taxes, if any, required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and, to the extent permissible under Section 409A, as a condition of the making of such payment.

3.13 Compliance with Section 409A. The payment of the Non-Grandfathered Amounts under this Amendment and the NQDC Plans is intended to comply with Section 409A, and this Amendment and the terms of the NQDC Plans as applicable to Non-Grandfathered Amounts shall be interpreted, operated and administered consistent with this intent and the Policy.

ARTICLE 4

CLAIMS PROCEDURES

4.1 Claim.

(a) A Participant or Beneficiary who believes that he is being denied Amounts to which he is entitled under this Amendment or the NQDC Plans may file a written request for such Amounts with the Committee, setting forth his claim for the Amounts.

(b) Other than with respect to claims to which ERISA expressly provides a limitations period, no action may be commenced against any party after the earliest to occur of the following dates: the date that is 90 days after the date of the final denial of the appeal, or the date that is one year from the date a cause of action accrued. For purposes of this Article 4, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that a party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim for Amounts in accordance with the provisions of this Article 4. The Committee shall be the agent for service of process for purposes of this Amendment and the NQDC Plans.

(c) A Participant or Beneficiary must exhaust all remedies under these claims procedures before being entitled to seek relief under Section 4.5.

4.2 Claim Decision.

(a) Except as otherwise provided by Section 4.2(b), the Committee shall reply to any claim filed under Section 4.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause and notifies the claimant in advance of the reasons for the extension and the date by which the Committee expects to make a decision. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant or Beneficiary, setting forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to relevant provisions of this Amendment or the NQDC Plan on which such denial is based;

(iii) a description of any additional material or information necessary for the Participant or Beneficiary to perfect his claim and an explanation why such material or such information is necessary;

(iv) appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit the claim for review;

(v) the time limits for requesting a review under Section 4.3 and for review under Section 4.4; and

(vi) the Participant’s or Beneficiary’s right to bring an action for the Amounts under Section 502 of ERISA (subject to Section 4.5) if the Amounts are denied on review.

(b) If the claim is a claim for Amounts that requires a determination regarding whether a Participant is disabled to be made by the Committee (and not by some party other than the Committee for purposes other than a benefit determination under this Amendment or the NQDC Plans), the Committee will respond to the Participant’s claim within a reasonable period of time and in any case within 45 days (provided that the Committee may utilize up to two 30-day extension periods, in each case to the extent that the Committee determines that circumstances beyond the control of the Plan so require, and shall in each case provide the claimant with an advance notice setting forth the reasons for the extension and the date by which the Committee expects to render a decision, the standards on which entitlement to a Benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve such issues). In the event that additional information is necessary to resolve a claim requiring the Committee to rule on the Participant’s disabled status, the claimant shall be afforded at least 45 days to provide the information (during which time the periods to provide notice and a decision on the claim shall be tolled).

(c) In the event of a claim requiring the Committee to rule on the Participant’s disabled status, the Committee’s written notice of claim denial shall provide the claimant (in addition to the items described in Section 4.2(a)) with a copy of any internal rule, guideline, protocol or other similar criterion relied upon during the claims process or with a statement that such an internal rule, guideline, protocol or other similar criterion was relied upon and that a copy will be provided free of charge upon request, and if a medical necessity or experimental treatment or similar exclusion or limit was imposed, the Committee will provide an explanation of the scientific or clinical judgment for the determination (applying the terms of the Plan to the claimant’s medical circumstances) or a statement that such an explanation will be provided free of charge upon request.

4.3 Request for Review.

(a) Except as otherwise provided by Section 4.3(b), within 60 days after the receipt by the Participant or Beneficiary of the written explanation described above, the Participant or Beneficiary may request in writing that the Committee review its determination. The Participant or Beneficiary, or his duly authorized representative, may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Committee. Reasonable access to and copies of any documents, records and other information relevant to the claim will be provided free of charge upon request, subject to attorney-client, attorney work-product and other applicable privilege rules unless otherwise required by ERISA. Except as otherwise provided by Section 4.3(b), if the Participant or Beneficiary does not request a review of the initial determination within such 60-day period, the Participant or Beneficiary shall be barred and estopped from challenging the determination.

(b) In the event of a claim requiring the Committee to make a determination regarding the Participant’s disabled status, the claimant shall have 180 days after receipt of the written explanation described above to request in writing that the determination be reviewed, and shall be barred and estopped from challenging the determination if he does not request a review of the initial determination within such 180-day period.

4.4 Review of Decision.

(a) After considering all materials presented by the Participant or Beneficiary, the Committee will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of the Plan on which the decision is based. The decision on review shall normally be made within 60 days after the Committee’s receipt of the Participant’s or Beneficiary’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Participant or Beneficiary shall be notified of the reasons for the extension and the date as of which the Committee expects to make a decision, and the time limit shall be 120 days. The decision shall be in writing using language calculated to be understood by the Participant or Beneficiary, and shall set forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to relevant provisions of the Plan on which such denial is based;

(iii) a statement that the claimant is entitled, upon request and free of charge, to receive reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim (subject to attorney-client, attorney work-product and other applicable privilege rules unless otherwise required by ERISA); and

(iv) the Participant’s or Beneficiary’s right to bring an action for Amounts under Section 502 of ERISA now that the claim has been denied on appeal (subject to Section 4.5).

(b) In the event of a claim requiring the Committee to make a determination regarding the Participant’s disabled status, the Committee shall ensure that no deference is afforded to the prior determination, that the persons who made the initial determination on behalf of the Committee shall not be involved in the review, and that the persons who make the decision on review on behalf of the Committee are not subordinates of the original decision-makers. In the event that a medical judgment is required, the persons conducting the review shall consult with a health care professional of appropriate training and experience in the relevant field of medicine and shall identify any medical or vocational experts consulted to the claimant. No health care professional consulted in the course of the review shall be a person consulted in the course of the original determination (or a subordinate of such person). The claim determination on review of a claim requiring the Committee to make a determination regarding the Participant’s disabled status shall be provided within 45 days (90 days, if the Committee determines that special circumstances require an extension and so informs the Participant). In the event of such a claim denial, in addition to the items required above, the Committee shall provide a copy of any internal rule, guideline, protocol or other similar criterion relied upon during the claims process or a statement that such an internal rule, guideline, protocol or other similar criterion was relied upon and that a copy will be provided upon request, and if a medical necessity or experimental treatment or similar exclusion or limit was imposed, the Committee will provide an explanation of the scientific or clinical judgment for the determination (applying the terms of the Plan to the claimant’s medical circumstances) or a statement that such an explanation will be provided free of charge upon request.

(c) All decisions on review shall be final and shall bind all parties concerned to the maximum extent permitted by law.

4.5 Arbitration.

(a) Notwithstanding anything herein to the contrary and to the extent permitted by ERISA, upon completion of the claims process set forth in this Article 4, the Committee, a Participant or a Beneficiary will have the right to compel binding arbitration with respect to any claim for Amounts or damages. If any such party chooses to compel arbitration, the process and procedure shall be governed by the terms and conditions of the American Express Company Employment Arbitration Policy and Employment Arbitration Acknowledgment Form (the “Arbitration Policy”), to the extent such Arbitration Policy is consistent with the terms of this Amendment and the NQDC Plans. This includes, but is not limited to, the Arbitration Policy’s prohibition against claims being arbitrated on a class action basis or on bases involving claims brought in a representative capacity on behalf of any other similarly situated party. In addition, if any party chooses to compel arbitration, the arbitrator will be bound by the substantive terms of this Amendment, the NQDC Plans and ERISA (including, but not limited to, the standard of review required by ERISA).

(b) To the extent required by Sections 2560.503-1(c)(2)-(3) and 2560.503-1(d) of the Labor Regulations, arbitration shall not be required in the case of a claim which requires the Committee to make a determination with respect to the Participant’s disabled status.

4.6 Burden of Proof. Notwithstanding anything herein to the contrary, to the extent a Participant or Beneficiary asserts entitlement to Amounts based upon facts not contained in the NQDC Plan’s records, such person shall be required to provide satisfactory affirmative evidence of such facts. The Committee shall have the sole and exclusive discretion to determine whether the above-referenced affirmative evidence is satisfactory.

4.7 Committee’s Sole Authority. Notwithstanding any other provision of this Amendment or the NQDC Plans, the Committee shall have the sole and exclusive authority with respect to any matter, action or decision under this Article 4, and the Committee shall have neither any authority with respect to such matters, nor the right or ability to limit or to interfere in any way with the Committee’s authority with respect to such matters.

ARTICLE 5

MISCELLANEOUS

5.1 Amendment. The Committee may, at any time, amend this Amendment, provided that the Committee may not reduce or modify the Amounts payable to a Participant or any Beneficiary receiving payments at the time this Amendment is amended. Notwithstanding the foregoing, the Committee shall not have the right to amend the terms and provisions of this Amendment or the NQDC Plans to the extent such amendment would result in a violation of Section 409A.

5.2 Payments in Progress. Nothing in this Amendment shall affect the payment of Amounts for which the applicable payment event under the Prior NQDC Plans has occurred prior to January 1, 2009.

5.3 No Guarantee of Tax Consequences.

(a) The Company makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant or Beneficiary. Further, payment by the Company to Participant (or to a Participant’s Beneficiary or Beneficiaries) in accordance with the terms of this Amendment and the NQDC Plans, including any designation of Beneficiary on file with the Company at the time of Participant’s death, shall be binding on all interested parties and persons, including Participant’s heirs, executors, administrators and assigns, and shall discharge the Company, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant’s participation in the NQDC Plans, known or unknown, for himself and his heirs, executors, administrators and assigns.

(b) No person connected with this Amendment or the NQDC Plans in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable to any Amounts, or paid to or for the benefit of a Participant or Beneficiary under this Amendment or the NQDC Plans, or that such tax treatment will apply to or be available to a Participant or Beneficiary on account of participation in the NQDC Plans.

5.4 Designation of Beneficiaries. A Participant may designate a Beneficiary or Beneficiaries entitled to receive payment of his Amounts by filing written notice of such designation with the Committee in such form as the Committee may prescribe. A Participant may revoke or modify such designation at any time by a further written designation in such form as the Committee may prescribe. A Participant’s Beneficiary designation shall be deemed automatically revoked in the event of the death of the Beneficiary or, if the Beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If no designation is in effect at the time Amounts payable under this Amendment or the NQDC Plans become due, the Beneficiary shall be deemed to be the Participant’s surviving spouse, if any, and if not, the Participant’s estate.

5.5 Severability. If any provision of this Amendment is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Amendment, but shall be fully severable, and this Amendment shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

5.6 Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Amendment, and shall not be considered in the construction of this Amendment.

5.7 Gender and Number. In this Amendment, the masculine pronoun shall be construed to include the feminine, and the singular shall be construed to include the plural, wherever appropriate.

5.8 Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York to the extent not superseded by federal law, without reference to the principles of conflict of laws.

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